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                                                                   Exhibit 10.84

                      STANDARD OFFER, AGREEMENT AND ESCROW
                    INSTRUCTIONS FOR PURCHASE OF REAL ESTATE
                               (Non-Residential)
                  American Industrial Real Estate Association

                                                    February 3, 1998
                                                   -----------------------------
                                                   (Date for Reference Purposes)
1. Buyer.

     1.1 THE SPORTS CLUB COMPANY, INC. (the "Buyer hereby offers to purchase
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the real property, hereinafter described, from the owner thereof (the "Seller")
(collectively, the "Parties" or individually, a "Party through an escrow (the
"Escrow") to close on  June 24, 1998     (the "Expected Closing Date") to be
held by  Texas State Title Company   (the "Escrow Holder") whose address is

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                        , Phone No.               , Facsimile No.
------------------------           ---------------               ---------------
upon the terms and conditions set forth in this agreement (the "Agreement"). Buyer shall have the right to assign Buyer's rights hereunder, but any such assignment shall not relieve Buyer of Buyer's obligations herein unless the Seller expressly releases Buyer.

     1.2 The term "Date of Agreement" as used herein shall be the date when by execution and delivery (as defined in paragraph 20.2) of this document or a subsequent counter-offer thereto, Buyer and Seller have reached agreement in writing whereby Seller agrees to sell, and Buyer agrees to purchase the Property upon terms accepted by both Parties.

2.   PROPERTY.

     2.1 The real property (the "Property") that is the subject of this offer consists of (insert a brief physical description) 3.5 acres of land improved with a retail nursery building and parking lot is located in the City of Houston, County of Harris State of Texas, is commonly known by the street address of McQue Street and U.S. Route 59 and Interstate 610 and is legally described as: To be finished in escrow.

     2.2 If the legal description of the Property is not complete or is inaccurate, this Agreement shall not be invalid and the legal description shall be completed or corrected to meet the requirements of Texas State Title Company (the "Title Company") which Title Company shall issue the title policy hereinafter described.

     2.3 the Property includes, at no additional cost to Buyer, the permanent improvements thereon, including those items which the law of the state in which the Property is located provides is part of the Property, as well as the following items, if any, owned by Seller and presently located in the Property electrical distribution systems (power panels, buss ducting, conduits, disconnects, lighting fixtures), telephone distribution systems (lines, jacks and connections), space heaters, air conditioning equipment, air lines, fire sprinkler systems, security systems, carpets, window coverings, wall coverings, and n/a (collectively, the "Improvements").

3.   PURCHASE PRICE.

          3.1 The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Property shall be $3,050,000 payable as follows:

          (a)  Cash down payment, including the Deposit as defined in paragraph
4.3 (or if an all cash transaction, the Purchase price):         $  250,000.

          Total Purchase Price:                                  $3,050,000

          3.2 If an Existing Deed of Trust permits the beneficiary thereof to require payment of a transfer fee as a condition to the transfer of the Property subject to such Existing Deed of Trust, Buyer agrees to pay transfer fees and costs of up to one and one-half percent (1 1/2%) of the unpaid principal balance of the applicable Existing Note.

4.   DEPOSITS.

     4.1 Buyer will deliver funds the sum of $250,000.00, payable to Texas State Title Company immediately upon mutual execution of this agreement, to be (check applicable box) [] forthwith deposited in the payee's trust account
[] held uncashed until the Date of Agreement. When cashed, the check shall be deposited into the payee's trust account to be applied toward the Purchase Price of the Property at the Closing, as defined in paragraph 8.3. Should Buyer and Seller not enter into an agreement for purchase and sale, Buyer's check or funds shall, upon request by Buyer, be promptly returned to Buyer.

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     4.2  Subject to the satisfaction of all contingencies specified herein
Buyer shall deposit with Escrow Holder the additional sum of $ none to be applied to the Purchase Price at the Closing.

     4.3 The funds deposited with the Escrow Holder by or on behalf of Buyer under paragraphs 4.1 and 4.2, above (collectively the "Deposit"), shall be deposited by Escrow Holder in such State of Federally chartered bank as Buyer may select and in such interest-bearing account or accounts as Escrow Holder or Broker(s) deem appropriate and consistent with the timing requirements of this transaction. The interest therefrom shall accrue to the benefit of Buyer, who hereby acknowledges that there may be penalties of interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. Buyer's Federal Tax Identification Number is 95-3519027.

7. REAL ESTATE BROKERS.

     7.1 The following real estate broker(s) (collectively, the "Brokers") and brokerage relationships exist in this transaction and are consented to by the parties (check applicable boxes): Advisors, L.L.P.

[X] Riverstone Realty  represents Seller exclusively ("SELLER'S BROKER")

[X] The Weatherby Co.  represents Buyer exclusively ("BUYER'S BROKER"); or

[ ] represents both Seller and Buyer ("DUAL AGENCY"). (Also see Paragraph 26.)

(the "Broker(s)"),all such named Broker(s) being the procuring cause(s) of this Agreement. See paragraph 26 for Disclosures Regarding the Nature of a Real Estate Agency Relationship. Buyer shall use the services of Buyer's Broker exclusively in connection with any and all negotiations and offers with respect to the property described in paragraph 2.1 for a period of one year from the date above.

     7.2 Buyer and Seller each represent and warrant to the other that he/she/it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this Agreement and/or the consummation of the purchase and sale contemplated herein, other than the Broker(s) named in paragraph 7.1, and no broker or other person, firm or entity, other than said Broker(s) is/are entitled to any commission or finder's fee in connection with this transaction as the result of any dealings or acts of such Party. Buyer and Seller do each herby agree to indemnify, defend, protect and hold the other harmless from and against any costs, expenses or liability for compensation, commission or charges which may be claimed by any broker, finder or other similar party, other than said named Broker(s) by reason of any dealings or act of the indemnifying Party.

8. ESCROW AND CLOSING.

     8.1 Upon acceptance hereof by Seller, this Agreement, including any counter-offers incorporated herein by the Parties, shall constitute not only the agreement of purchase and sale between Buyer and Seller, but also instructions to Escrow Holder for the consummation of the Agreement through the Escrow. Escrow Holder shall not prepare any further escrow instructions restating or amending this Agreement unless specifically so instructed by the Parties of a Broker herein.

     8.2 Escrow Holder is hereby authorized and instructed to conduct the Escrow in accordance with this Agreement, applicable law, custom and practice of the community in which Escrow Holder is located, including any reporting requirements of the Internal Revenue Code. In the event of a conflict between the law of the state where the Property is located and the law of the state where the Escrow Holder is located, the law of the state where the Property is located shall prevail.

     8.3 Subject to satisfaction of the contingencies herein described, Escrow Holder shall close this escrow (the "Closing") by recording the grant deed and other documents required to be recorded and by disbursing the funds and documents in accordance with this Agreement.

     8.4 If this transaction is terminated for non-satisfaction and non-waiver of a Buyer's Contingency, s defined in paragraph 9.4, then neither of the Parties shall thereafter have any liability to the other under this Agreement, except to the extent of the breach of any affirmative covenant or warranty in this Agreement that may have been involved. In the event of such termination, Buyer shall be promptly refunded all funds deposited by or on behalf of Buyer with a Broker, Escrow Holder or Seller, less only Title Company and Escrow Holder cancellation fees and costs, all of which shall be Buyer's obligation.

     8.5 The Closing shall occur on the Expected Closing Date, or as soon thereafter as the Escrow is in condition for Closing; provided, however, that if the Closing does not occur by the Expected Closing Date and the Expected Closing Date is not extended by mutual instructions of the Parties, a Party hereto not then in default under this Agreement may notify the other Party, Escrow Holder, and Broker(s), in writing that, unless the Closing occurs within five (5) business days following said notice, the Escrow and this Agreement shall be deemed terminated without further notice or instructions.

     8.6 Should the Closing not occur during said five (5) day period, this Agreement and Escrow shall be deemed terminated and Escrow Holder shall forthwith return all monies and documents, less only Escrow Holder's reasonable fees and expenses, to the Party who deposited them. Such Party shall indemnify and hold Escrow holder harmless in connection with such return. However, no refunds or documents shall be returned to a party claimed by written notice to Escrow Holder to be in default under this Agreement.

     8.7 Except as otherwise provided herein, the termination of Escrow and this Agreement and /or the return of deposited funds or documents shall not relieve or release either Buyer or Seller from any obligation to pay Escrow Holder's fees and costs or constitute a waiver, release or discharge of any breach or default that has occurred in the performance of the obligations, agreements covenants or warranties contained herein.

     8.8 If this Agreement terminates for any reason other than Seller's breach or default, then at Seller's request, and as a condition to the return of Buyer's deposit, Buyer shall within five (5) days after written request deliver to Seller, at no charge, copies of all surveys, engineering studies, soil reports, maps, master plans, feasibility studies and other similar items prepared by or for Buyer that pertain to the Property.

9. CONTINGENCIES TO CLOSING .

     9.1 The Closing of this transaction is contingent upon the satisfaction or waiver of the following contingencies:

          (a)  Disclosure.  Buyer's receipt and written approval, within ten
(10) days after delivery to Buyer, of a completed Property Information Sheet (the "Property Information Sheet"), concerning the Property, duly executed by or on behalf of Seller in the current form or equivalent to that published by the American Industrial Real Estate Association (the "A.I.R."). Seller shall provide Buyer with the Property Information Sheet within ten (10) days following the Date of Agreement. See also paragraph 2.5 for possible additional disclosure and contingency regarding a "Commercial Property Earthquake Weakness Disclosure Report."

          (b) Physical Inspection. Buyer's written approval, within ten (10) days following the later of the Date of Agreement or receipt by Buyer of the Property Information Sheet, of an inspection by Buyer, at Buyer's expense, of the physical aspects of the Property.

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          (c)  Hazardous Substance Conditions Report. Buyer's written approval, within one (1) day following the later of the Date of Agreement or receipt by Buyer of the Property Information Sheet, of a Hazardous Substance Conditions Report concerning the Property and relevant adjoining properties. Such report will be obtained at Buyer's direction and expense. A "Hazardous Substance" for purposes of this Agreement is defined as any substance whose nature and/or quantity of existence, use, manufacture, disposal or effect, render it subject to Federal, state or local regulation, investigation, remediation or removal as potentially injurious to public health or welfare. A "Hazardous Substance Condition" for purposes of this Agreement is defined as the existence on, under or relevantly adjacent to the Property of a Hazardous Substance that would require remediation and/or removal under applicable Federal, state or local law.

          (d) Soil Inspection. Buyer's written approval, within one (1) day after the later of the Date of Agreement or receipt by Buyer of the Property Information Sheet, of a soil test report concerning the Property. Said report shall be obtained at Buyer's direction and expense. Seller shall promptly provide to Buyer copies of any existing soils reports that Seller may have.

          (e) Governmental Approvals. Buyer's receipt, within fifteen (15) days of the Date of Agreement, of all approvals and permits from governmental agencies or departments which have or may have jurisdiction over the Property which Buyer deems necessary or desirable in connection with its intended use of the Property, including, but not limited to, permits and approvals required with respect to zoning, planning, building and safety, fire, police, handicapped access, transportation and environmental matters. Buyer's failure to deliver to Escrow Holder and Seller written notice terminating this Agreement prior to the expiration of said fifteen (15) day period as a result of Buyer's failure to obtain such approvals and permits shall be conclusively deemed to be Buyer's waiver of this condition to Buyer's obligations under this Agreement.

          (f) Condition of Title. Buyer's written approval of a current preliminary title report concerning the Property (the "PTR") issued by the Title Company, as well as all documents (the "Underlying Documents") referred to in the PTR, and the issuance by the Title Company of the title policy described in
10.1. Seller shall cause the PTR and all Underlying Documents to be delivered to Buyer promptly after the Date of Agreement. Buyer's approval is to be given within ten (10) days after receipt of said PTR and legible copies of all Underlying Documents. The disapproval by Buyer of any monetary encumbrance, which by the terms of this Agreement is not to remain against the Property after the Closing, shall not be considered a failure of this condition as Seller shall have the obligation, at Seller's expense, to satisfy and remove such disapproved monetary encumbrance at or before the Closing.

          (g) Survey. Buyer's written approval, within one (1) day after receipt of the PTR and Underlying Documents, of an ALTA title supplement based upon a survey prepared to American Land Title Association (the "ALTA") standards for an owner's policy by a licensed surveyor, showing the legal description and boundary lines of the Property, any easements of record, and any improvements, poles, structures and things located within ten (10) feet either side of the Property boundary lines. The survey shall be prepared at Buyer's direction and expense. If Buyer has obtained a survey and approved the ALTA title supplement, Buyer may elect within the period allowed for Buyer's approval of a survey to have an ALTA extended coverage owner's form of title policy, in which event Buyer shall pay any additional premium attributable thereto.

          (h) Existing Leases and Tenancy Statements. Buyer's written approval, within ten (10) days after receipt of legible copies of all leases, subleases or rental arrangements (collectively the "Existing Leases") affecting the Property, and a statement (the "Tenancy Statement") in the latest form or equivalent to that published by the A.I.R., executed by Seller and each tenant and subtenant of the Property. Seller shall use its best efforts to provide Buyer with said Existing Leases and Tenancy Statements promptly after the Date of Agreement.

          (i) Other Agreements. Buyer's written approval, within ten (10) days after receipt, of a copy of any other agreements ("Other Agreements") known to Seller that will affect the Property beyond the Closing. Seller shall cause said copies to be delivered to Buyer promptly after the Date of Agreement.

          (j) Financing. If paragraph 5 hereof dealing with a financing contingency has not been stricken, the satisfaction or waiver of such New Loan contingency.

          (k) Existing Notes. If paragraph 3.1(c) has not been stricken, Buyer's written approval, within ten (10) days after receipt, of conformed and legible copies of the Existing Notes, Existing Deeds of Trust and related agreements (collectively the "Loan Documents") to which the Property will remain subject after the Closing, including a beneficiary statement (the "Beneficiary Statement") executed by the holders of the Existing Notes confirming: (1) the amount of the unpaid principal balance, the current interest rate, and the date to which interest is paid, and (2) the nature and amount of any impounds held by the beneficiary in connection with said loan. Seller shall use its best efforts to provide Buyer with said Loan Documents and Beneficiary Statement promptly after the Date of Agreement. Buyer's obligation to close is further conditioned upon Buyer's being able to purchase the Property without acceleration or change in the terms of any Existing Notes or charges to Buyer except as otherwise provided in this Agreement or approved by Buyer, provided, however, Buyer shall pay the transfer fee referred to in paragraph 3.2 hereof.

          (l) Destruction, Damage or Loss. There shall not have occurred prior to the Closing, a destruction of, or damage or loss to, the Property or any portion thereof, from any cause whatsoever, which would cost more than $10,000.00 to repair or cure. If the cost to repair or cure is $10,000.00 or less, Seller shall repair or cure the loss prior to the Closing. Buyer shall have the option, within ten (10) days after receipt of written notice of a loss costing more than $10,000.00 to repair or cure, to either terminate this transaction or to purchase the Property notwithstanding such loss, but without deduction or offset against the Purchase Price. If the cost to repair or cure is more than $10,000.00, and Buyer does not elect to terminate this transaction, Buyer shall be entitled to any insurance proceeds applicable to such loss. Unless otherwise notified in writing by either Party or Broker, Escrow Holder shall assume no destruction, damage or loss costing more than $10,000.00 to repair or cure has occurred prior to Closing.

          (m) Material Change. No Material Change, as hereinafter defined, shall have occurred with respect to the Property that has not been approved in writing by Buyer. For purposes of this Agreement, a "Material Change" shall be a change in the status of the use, occupancy, tenants, or condition of the Property as reasonably expected by the Buyer, that occurs after the date of this offer and prior to the Closing. Buyer shall have ten (10) days following receipt of written notice from any source of any such Material Change within which to approve or disapprove same. Unless otherwise notified in writing by either Party or Broker, Escrow Holder shall assume that no Material Change has occurred prior to the Closing.

          (n) Seller Performance. The delivery of all documents and the due performance by Seller of each and every undertaking and agreement to be performed by Seller under this Agreement.

          (o) Breach of Warranty. That each representation and warranty of Seller herein be true and correct as of the Closing. Escrow Holder shall assume that this condition has been satisfied unless notified to the contrary in writing by Buyer or Broker(s) prior to the Closing.

          (p) Broker's Fee. Payment at the Closing of such Broker's Fee as is specified in this Agreement or later written instructions to Escrow Holder executed by Seller and Broker(s). It is agreed by Buyer, Seller and Escrow Holder that Broker(s) is/are a third party beneficiary of this Agreement insofar as the Broker's fee is concerned, and that no change shall be made by Buyer, Seller or Escrow Holder with respect to the time of payment, amount of payment, or the conditions to payment of the Broker's fee specified in this Agreement, without the written consent of Broker(s).

     9.2 All of the contingencies specified in sub-paragraphs (a) through (o) of paragraph 9.1 are for the benefit of, and may be waived by, Buyer, and may be elsewhere herein referred to as "Buyer Contingencies."

     9.5 Buyer understands and agrees that until such time as all Buyer's Contingencies have been satisfied or waived, Seller and/or its agents may solicit, entertain and/or accept back-up offers to purchase the subject Property in the event the transaction covered by this Agreement is not consummated.

     9.6 As defined in subparagraph 9.1 (c), Buyer and Seller acknowledge that extensive local, state and Federal legislation establish broad liability upon owners and/or users of real property for the investigation and remediation of a Hazardous Substance Condition. The determination of the existence of a Hazardous Substance Condition and the evaluation of such a condition are highly technical and beyond the expertise of Broker(s). Buyer and Seller acknowledge that they have been advised by Broker(s) to consult their own technical and legal experts with respect to the possible Hazardous Substance Condition aspects of this Property or adjoining properties, and Buyer and Seller are not relying upon any investigation by or statement of Broker(s) with respect thereto Buyer and Seller hereby assume all responsibility for the impact of such Hazardous Substance Conditions upon their respective interests herein.

10.  DOCUMENTS REQUIRED AT CLOSING:

          10.1 Escrow Holder shall cause to be issued to Buyer a standard coverage (or ALTA extended, if so elected under paragraph 9.1(f)) owner's form policy of title insurance effective as of the Closing, issued by the Title Company in the full amount of the Purchase Price, insuring title to the Property vested in Buyer, subject only to the exceptions approved by Buyer. In the event there is a Purchase Money Deed of Trust in this transaction, the policy of title insurance shall be a joint protection policy insuring both Buyer and Seller.

"IMPORTANT: IN A PURCHASE OR EXCHANGE OF REAL PROPERTY, IT MAY BE ADVISABLE TO OBTAIN TITLE INSURANCE IN CONNECTION WITH THE CLOSE OF ESCROW SINCE THERE MAY BE PRIOR RECORDED LIENS AND ENCUMBRANCES WHICH AFFECT YOUR INTEREST IN THE PROPERTY BEING ACQUIRED. A NEW POLICY OF TITLE INSURANCE SHOULD BE OBTAINED IN ORDER TO ENSURE YOUR INTEREST IN THE PROPERTY THAT YOU ARE ACQUIRING."

     10.2 Seller shall deliver or cause to be delivered to Escrow Holder in time for delivery to Buyer at the Closing, an original ink signed:
          (a) Grant deed (or equivalent), duly executed and in recordable form, conveying fee title to the Property to Buyer.
          (b) If paragraph 3.1(c) has not been stricken, the Beneficiary Statements concerning Existing Note(s).


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          (c)  If applicable, the Existing Leases and Other Agreements together with duly executed assignments thereof by Seller and Buyer. The assignment of Existing Leases shall be on the most recent Assignment and Assumption of Lessor's Interest in Lease form published by the A.I.R. or its equivalent.

          (d) If applicable, the Tenancy Statements executed by Seller and the Tenant(s) of the Property.

          (e) An affidavit executed by Seller to the effect that Seller is not a "foreign person" within the meaning of Internal Revenue Code Section 1445 or successor statutes. If Seller does not provide such affidavit in form reasonably satisfactory to Buyer at least three (3) business days prior to the Closing. Escrow Holder shall at the closing deduct from the Seller's proceeds and remit to Internal Revenue Service such sum as is required by applicable Federal law with respect to purchases form foreign sellers.

     10.3 Buyer shall deliver or cause to be delivered to Seller through escrow:

          (a) The cash portion of the Purchase Price and such additional sums as are required of Buyer under this Agreement for prorations, expenses and adjustments. The balance of the cash portion of the Purchase Price, including Buyer's escrow charges and other cash charges, if any, shall be deposited by Buyer with Escrow Holder, by cashier's check drawn upon a local major banking institution, federal funds wire transfer, or any other method acceptable to Escrow Holder as immediately collectable funds, no later than 11:00 o'clock A.M. on the business day prior to the Expected Closing Date.

          (b) If a Purchase Money Note and Purchase Money Deed of Trust are called for by this Agreement, the duly executed originals of those documents, the Purchase Money Deed of Trust being in recordable form, together with evidence of fire insurance on the improvements in the amount of the full replacement cost naming Seller as a mortgage loss payee, and a real estate tax service contract (at Buyer's expense), assuring Seller of notice of the status of payment of real property taxes during the life of the Purchase Money Note.

          (c) The assumption portion of the Assignment and Assumption of Lessor's Interest in Lease form specified in paragraph 10.2(c), above, duly executed by Buyer with respect to the obligations of the Lessor accruing after the Closing as to each Existing Lease.

          (d) Assumptions duly executed by Buyer of the obligations of Seller that accrue after Closing under any Other Agreements.

          (e) If applicable, a written assumption duly executed by Buyer of the loan documents with respect to Existing Notes.

11.  PRORATIONS, EXPENSES AND ADJUSTMENTS.

     11.1 Taxes. Real property taxes payable by the owner of the Property shall be prorated through Escrow as of the date of the Closing, based upon the latest tax bill available. The Parties agree to prorate as of the Closing any taxes assessed against the Property by supplemental bill levied by reason of events occurring prior to the Closing. Payment shall be made promptly in cash upon receipt of a copy of any such supplemental bill of the amount necessary to accomplish such proration. Seller shall pay and discharge in full at or before the Closing the unpaid balance of any special assessment bonds.

     11.2 Insurance. If Buyer elects to take an assignment of the existing casualty and/or liability insurance that is maintained by Seller, the current premium therefor shall be prorated through Escrow as of the date of Closing.

     11.3 Rentals, Interest and Expenses. Collected rentals, interest on Existing Notes, utilities, and operating expenses shall be prorated as of the date of Closing. The Parties agree to promptly adjust between themselves outside of Escrow any rents received after the Closing.

     11.4 Security Deposit. Security Deposits held by Seller shall be given to Buyer by a credit to the cash required of Buyer at the Closing.

     11.5 Post Closing Matters. Any item to be prorated that is not determined or determinable at the Closing shall be promptly adjusted by the Parties by appropriate cash payment outside of the Escrow when the amount due is determined.

     11.8 Escrow Costs and Fees. Buyer and Seller shall each pay one-half of the Escrow Holder's charges and Seller shall pay the usual recording fees and any required documentary transfer taxes. Seller shall pay the premium for a standard coverage owner's or joint protection policy of title insurance.

12.  REPRESENTATION AND WARRANTIES OF SELLER AND DISCLAIMER.

     12.1 Seller's warranties and representations shall survive the Closing and delivery of the deed, and, unless otherwise noted herein, are true, material and relied upon by the Buyer and Broker(s) in all respects, both as of the Date of Agreement, and as of the date of Closing. Seller hereby makes the following warranties and representations to Buyer and Broker(s):

          (a) Authority of Seller. Seller is the owner of the Property and/or has the full right, power and authority to sell, convey and transfer the Property to Buyer as provided herein, and to perform Seller's obligations hereunder.

          (b) Maintenance During Escrow and Equipment Condition At Closing. EXCEPT as otherwise provided in paragraph 9.1(1) hereof dealing with destruction, damage or loss, Seller shall maintain the Property until the Closing in its present condition, ordinary wear and tear excepted. The heating, ventilating, air conditioning, plumbing, elevators, loading doors and electrical systems shall be in good operating order and condition at the time of Closing.

          (c) Hazardous Substances/Storage Tanks. Seller has no knowledge, except as otherwise disclosed to Buyer in writing, of the existence or prior existence on the Property of any Hazardous Substance (as defined in paragraph 9.1(c)), nor of the existence or prior existence of any above or below ground storage tanks or tanks.

          (d) Compliance. Seller has no knowledge of any aspect or condition of the Property which violates applicable laws, rules, regulations, codes, or covenants, conditions or restrictions, or of improvements or alterations made to the Property without a permit where one was required, or of any unfulfilled order or directive of any applicable governmental agency or casualty insurance company that any work of investigation, remediation, repair, maintenance or improvement is to be performed on the Property.

          (e) Changes in Agreements. Prior to the Closing, Seller will not violate or modify, orally or in writing, any Existing Lease or Other Agreement, or create any new leases or other agreements affecting the Property, without Buyer's written approval, which approval will not be unreasonably withheld.

          (f) Possessory Rights. Seller has no knowledge that anyone will, at the Closing, have any right to possession of the Property, except as disclosed by this Agreement or otherwise in writing to Buyer.

          (g) Mechanics' Liens. There are no unsatisfied mechanic's or materialman's lien rights concerning the Property.

          (h) Actions, Suits or Proceedings. Seller has no knowledge of any actions, suits or proceedings pending or threatened before any commission, board, bureau, agency, instrumentality, arbitrator(s) court or tribunal that would affect the Property or the right to occupy or utilize same.

          (i) Notice of Changes. Seller will promptly notify Buyer and Broker(s) in writing of any Material Change (as defined in paragraph 9.1(m)) affecting the Property that becomes known to Seller prior to the Closing.

          (j) No Tenant Bankruptcy Proceedings. Seller has no notice or knowledge that any tenant of the Property is the subject of bankruptcy or insolvency proceeding.

          (k) No Seller Bankruptcy Proceedings. Seller is not the subject of a bankruptcy, insolvency or probate proceeding.

     12.2 Buyer hereby acknowledges that, except as otherwise stated in this Agreement, Buyer is purchasing the Property in its existing condition and will, by the time called for herein, make or have waived all inspections of the Property Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property. The Parties acknowledge that, except as otherwise stated in this Agreement, no representations, inducements, promises, agreements, assurances oral or written, concerning the Property, or any aspect of the Occupational Safety and Health Act, hazardous substance laws, or any other act, ordinance or law, have been made by either Party or Broker, or relied upon by either Party hereto.

13.  POSSESSION.

     13.1 Possession of the Property shall be given to Buyer at the Closing subject to the rights of tenants under Existing Leases.

14.  BUYER'S ENTRY.

     14.1 At any time during the Escrow period, Buyer, and its agents and representatives, shall have the right at reasonable times and subject to rights of tenants under Existing Leases, to enter upon the Property for the purpose of making inspections and tests specified in this Agreement. Following any such entry or work, unless otherwise directed in writing by Seller, Buyer shall return the Property to the condition it was in prior to such entry or work, including the recompaction or removal of any disrupted soil or material as Seller may reasonably direct. All such inspections and tests and any other work conducted or materials furnished with respect to the Property by or for Buyer shall be paid for by Buyer as and when due and Buyer shall indemnify, defend, protect and hold harmless Seller and the Property of and from any and all claims, liabilities, demands, losses, costs, expenses (including reasonable attorney's fees), damages or recoveries, including those for injury to person or property, arising out of or relating to any such work or materials or the acts or omissions of Buyer, its agents or employees in connection therewith.

15.  FURTHER DOCUMENTS AND ASSURANCES.

     15.1 Buyer and Seller shall each, diligently and in good faith, undertake all actions and procedures reasonably required to place the Escrow in condition for Closing as and when required by this Agreement. Buyer and Seller agree to provide all further information, and to execute and deliver all further documents and instruments, reasonably required by Escrow Holder or the Title Company.

16.  ATTORNEYS' FEES.

     16.1 In the event of any litigation of arbitration between the Buyer, Seller, and Broker(s), or any of them, concerning this transaction, the prevailing party shall be entitled to reasonable attorney's fees and costs. The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred in good faith.

17.  PRIOR AGREEMENTS/AMENDMENTS.

     17.1 The contract in effect as of the Date of Agreement supersedes any and all prior agreements between Seller and Buyer regarding the Property.

     17.2 Amendments to this Agreement are effective only if made in writing and executed by Buyer and Seller.

18.  BROKER'S RIGHTS.
     18.1 If this sale shall not be consummated due to the default of either the Buyer or Seller, the defaulting party shall be liable to and shall pay to Broker(s) the commission that Broker(s) would have received had the sale been consummated. This obligation of Buyer, if Buyer is the defaulting party, is in addition to any obligation with respect to liquidated damages.

     18.2 Upon the Closing, Broker(s) is/are authorized to publicize the facts of this transaction.

19.  NOTICES.

     19.1 Whenever any Party hereto, Escrow Holder or Broker(s) herein shall desire to give or serve any notice, demand, request, approval or other communication, each such communication shall be in writing and shall be delivered personally, by messenger or by mail, postage prepaid, addressed as set forth adjacent to that party's or Broker's signature on this Agreement or by telecopy with receipt confirmed by telephone. Service of any such communication shall be deemed made on the date of actual receipt at such address.

     19.2 Any Party or Broker hereto may from time to time, by notice in writing served upon the other Party as aforesaid, designate a different address to which, or a different person or additional persons to whom, all communications are thereafter to be made.

20.  DURATION OF OFFER.

     20.1 If this offer shall not be accepted by Seller on or before 5:00 P.M. according to the time standard applicable to the city of Los Angeles, CA on the date of February 20, 1998, it shall be deemed automatically revoked.

     20.2 The acceptance of this offer, or of any subsequent count-offer hereto, that creates an agreement between the Parties as described in paragraph 12, shall be deemed made upon delivery to the other Party or either Broker herein of a duly executed writing unconditionally accepting the last outstanding offer or counter-offer.

21. LIQUIDATED DAMAGES. (This Liquidated Damages paragraph is applicable only if initialled by both parties.)

     21.1 THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, PRIOR TO SIGNING THIS AGREEMENT, THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY SELLER IF BUYER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. THEREFORE, IF, AFTER THE SATISFACTION OR WAIVER OF ALL CONTINGENCIES PROVIDED FOR THE BUYER'S BENEFIT, BUYER BREACHES THIS AGREEMENT, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF $250,000 PLUS INTEREST, IF ANY, ACCRUED THEREON. UPON PAYMENT OF SAID SUM TO SELLER, BUYER SHALL BE RELEASED FROM ANY FURTHER LIABILITY TO SELLER, AND ANY ESCROW CANCELLATION FEES AND TITLE COMPANY CHARGES SHALL BE PAID BY SELLER.

                  /s/ DMT                        /s/ DMT
               ---------------               ---------------
               BUYER INITIALS                SELLER INITIALS

23.  APPLICABLE LAW.

     23.1 This Agreement shall be governed by, and paragraph 22.3 amended to refer to, the laws of the state in which the Property is located.

24.  TIME OF ESSENCE.

     24.1 Time is of the essence of this Agreement.

25.  COUNTERPARTS.

     25.1 This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Escrow Holder, after verifying that the counterparts are identical except for the signatures, is authorized and instructed to combine the signed signature pages on one of the counterparts, which shall then constitute the Agreement.

26.  DISCLOSURES REGARDING THE NATURE OF A REAL ESTATE AGENCY RELATIONSHIP.

     26.1 The Parties and Broker(s) agree that their relationship(s) shall be governed by the principles set forth in California Civil Code, Section 2375, as summarized in the following paragraph 26.2.

     26.2 When entering into a discussion with a real estate agent regarding a real estate transaction, a Buyer or Seller should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Buyer and Seller acknowledge being advised by the Broker(s) in this transaction, as follows:

          (a) Seller's Agent. A Seller's Agent under a listing agreement with the Seller acts as the agent for the Seller only. A Seller's agent or subagent has the following affirmative obligations: (1) To the Seller: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Seller. (2) To the Buyer and the Seller: a. Diligent exercise of reasonable skill and care in performance of the agent's duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

          (b) Buyer's Agent. A selling agent can, with a Buyer's consent, agree to act as agent for the Buyer only. In these situations, the agent is not the Seller's agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Seller. An agent acting only for a Buyer has the following affirmative obligations. (1) To the Buyer: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Buyer. (2) To the Buyer and the Seller: a. Diligent exercise of reasonable skill and care in performance of the agent's duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.


MSS                                                                          PA
----                                                                        ---

          (c) Agent Representing Both Seller and Buyer. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Seller and the Buyer in a transaction, but only with the knowledge and consent of both the Seller and the Buyer. (1) In a dual agency situation, the agent has the following affirmative obligations to both the Seller and the Buyer: a. A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either Seller or Buyer. b. Other duties to the Seller and the Buyer as stated above in their respective sections
(a) or (b) of this paragraph 26.2. (2) In representing both Seller and Buyer, the agent may not without the express permission of the respective Party, disclose to the other Party that the Seller will accept a price less than the listing price or that the Buyer will pay a price greater than the price offered.
(3) The above duties of the agent in a real estate transaction do not relieve a Seller or Buyer from the responsibility to protect their own interests. Buyer and Seller should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advise is desired, consult a competent professional.

          (d) Further Disclosures. Throughout this transaction Buyer and Seller may receive more than one disclosure, depending upon the number of agents assisting in the transaction. Buyer and Seller should each read its contents each time it is presented, considering the relationship between them and the real estate agent in this transaction and that disclosure.

     26.3 Confidential Information. Buyer and Seller agree to identify to Broker(s) as "Confidential" any communication or information given Broker(s) that is considered by such Party to be confidential.

27.  ADDITIONAL PROVISIONS:

     Additional provisions of this offer, if any, are as follows or are attached hereto by an addendum consisting of paragraphs_______through_______. (It will be presumed no other provisions are included unless specified here.) SEE ADDENDUM

BUYER AND SELLER HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN AND ARE NOW ADVISED BY THE BROKER(S) TO CONSULT AND RETAIN THEIR OWN EXPERTS TO ADVISE AND REPRESENT THEM CONCERNING THE LEGAL AND INCOME TAX EFFECTS OF THIS AGREEMENT, AS WELL AS THE CONDITION AND/OR LEGALITY OF THE PROPERTY, THE IMPROVEMENTS AND EQUIPMENT THEREIN, THE SOIL THEREOF, THE CONDITION OF TITLE THERETO, THE SURVEY THEREOF, THE ENVIRONMENTAL ASPECTS THEREOF, THE INTENDED AND/OR PERMITTED USAGE THEREOF, THE EXISTENCE AND NATURE OF TENANCIES THEREIN, THE OUTSTANDING OTHER AGREEMENTS, IF ANY, WITH RESPECT THERETO, AND THE EXISTING OR CONTEMPLATED FINANCING THEREOF, AND THAT THE BROKER(S) IS/ARE NOT TO BE RESPONSIBLE FOR PURSUING THE INVESTIGATION OF ANY SUCH MATTERS UNLESS EXPRESSLY OTHERWISE AGREED TO IN WRITING BY BROKER(S) AND BUYER OR SELLER.

                     THIS FORM IS NOT FOR USE IN CONNECTION
                     WITH THE SALE OF RESIDENTIAL PROPERTY.

IF THIS AGREEMENT HAS BEEN FILLED IN, IT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR HIS APPROVAL. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE REAL ESTATE BROKER(S) OR THEIR AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS AGREEMENT OR THE TRANSACTION INVOLVED HEREIN. THE UNDERSIGNED BUYER OFFERS AND AGREES TO BUY THE PROPERTY ON THE TERMS AND CONDITIONS STATED AND ACKNOWLEDGES RECEIPT OF A COPY HEREOF.

BROKER:
The Weatherby Co.
By /s/ W. J. WEATHERBY      Date 3/5/98
Name Printed: W.J. Weatherby
Title: Owner
Address: 11100 Santa Monica Blvd., No. 300
         Los Angeles, CA  90025
Telephone: (310) 479-5200     Facsimile No.: (310) 479-8879

BUYER:
The sports Club Company, Inc.
By /s/ MARK SPINO      Date 3-5-98
Name Printed: Mark Spino
Title: Vice President
Address: 11100 Santa Monica Blvd., No. 300
         Los Angeles, CA  90025
Telephone: (310) 470-5200     Facsimile No.: (310) 479-8879

28. ACCEPTANCE.

     28.1 Seller accepts the foregoing offer to purchase the Property and hereby agrees to sell the Property to Buyer on the terms and conditions therein specified.

     28.2 Seller acknowledges that Broker(s) has/have been retained to locate a Buyer and is/are the procuring cause of the purchase and sale of the Property set forth in this Agreement. In consideration of real estate brokerage service rendered by Broker(s), Seller agrees to pay Broker(s) a real estate brokerage fee in a sum equal to _____% of the Purchase Price (the "Broker(s) Fee") divided equally in such shares as said Broker(s) shall direct in writing. As is provided in paragraph 9.1(p), this Agreement shall serve as an irrevocable instruction to Escrow Holder to pay such brokerage fee to Broker(s) out of the proceeds accruing to the account of Seller at the Closing.

     28.3 Seller acknowledges receipt of a copy hereof and authorizes the Broker(s) to deliver a signed copy to Buyer.

NOTE: A PROPERTY INFORMATION SHEET IS REQUIRED TO BE DELIVERED TO BUYER BY SELLER UNDER THIS AGREEMENT.

BROKER:                                 SELLER:  RIVERSTONE REALTY ADVISORS, LLC
__________________________________      ________________________________________
By____________________DATE________      BY /s/ PETER APPEL      DATE____________
Name Printed:_____________________      Name Printed:  Peter Appel
Title:____________________________      Title:  Manager
Address:__________________________      Address:  343 West Manhattan Avenue
__________________________________                Santa Fe, New Mexico  87501
Telephone:________________________      Telephone: (505) 988-2700
Facsimile No.:____________________      Facsimile No.: (505) 988-2793

                                  EXHIBIT "1"
                      TO OFFER TO PURCHASE, SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS

RECORDING REQUESTED                          )
BY AND WHEN RECORDED                         )
RETURN TO:                                   )
                                             )
LIDDELL, SAPP, ZIVLEY, HILL & LABOON, LLP    )
3400 Chase Tower                             )
600 Travis                                   )
Houston, Texas 77002-3098                    )
Attn:  Brett Hamilton                        )
--------------------------------------------------------------------------------


                            PROHIBITED USES COVENANT

        THIS PROHIBITED USES COVENANT (the "Covenant") is made as of the ____ day of _____________, 1998, by __________________________________, a
______________ corporation ("Owner"), and Riverstone Realty Advisors, L.L.C. ("Riverstone").


                                    RECITALS

        A. Riverstone is the fee owner of that certain real property located in the City of Houston, Harris County, State of Texas, more particularly described in Schedule 1 attached hereto and made a part hereof (the "Riverstone Property") containing approximately 7 acres.

        B. Riverstone and The Sports Club Company, Inc., a Delaware corporation ("SCC"), entered into that certain Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated as of February 3, 1998 ("Agreement"), whereby Riverstone agreed to sell to SCC, and SCC agreed to purchase from Riverstone, real property located adjacent to the Riverstone Property, more particularly described in Schedule 2 attached hereto and made a part hereof (the "SCC Property") containing approximately 3.5 acres. Owner is the successor to SCC under the Agreement (the Riverstone Property and the SCC Property, collectively, the "Properties" and, individually, a "Property").

        C. The Agreement provides in part that neither SCC nor Riverstone, nor any successor to either of SCC or Riverstone, shall construct, operate or allow to be operated on its respective Property any prohibited use, as described in this Covenant.

        D. The recordation of this Covenant is intended to impose restrictions on the operations of each Property for the benefit of the other Property.

        NOW, THEREFORE, Riverstone and Owner each hereby covenants, agrees and declares that all of its interests as the same may from time to time appear in its respective Property shall be held and conveyed subject to the following covenants, conditions and restrictions, which are hereby declared to be for the benefit of the other Property and may be enforced by the owner (or any successor owner) of such other Property.

        1. Restrictions. There shall not be constructed, operated or allowed to be operated on either Property, or any portion thereof, any one or more of the following uses:

        (a)     Convenience store or gas station.

        (b)     Fast food restaurant or restaurant with drive-thru facilities.

        (c) Assembly, servicing, industrial, manufacturing, warehousing or distribution facility.

        (d)     Bowling alley.

        (e)     Mobile home park.

        (f) Outdoor storage facility (except a facility ancillary to another permitted use).

        (g)     Sale of new or used vehicles.

        (h) The sale or viewing of erotic, pornographic or sexually oriented books, paraphernalia, films, videos or other material.

        (i) An establishment providing any kind of sexual or lewd entertainment, activity, or conduct, or a sexually oriented business; provided that massage by licensed professionals as part of a health or fitness facility shall not be prohibited.

        (j) Commercial excavation of building or construction materials (but excluding temporary excavation in connection with construction of improvements on the Burdened Property).

        (k) Dumping, disposal, incineration, or reduction of garbage, sewer, dead animals or refuse, or the construction or operation of water or sewer treatment plant or electrical substation.

        (l) Smelting of iron, tin, zinc or other ores, or refining of petroleum or its products.

        (m)     Storage in bulk of junk or used materials.

        2. Term. This Covenant shall remain in full force and effect until December 31, 2040.

        3. Running with the Land. The covenants, conditions and restrictions contained herein shall run with the ownership interests of each Property, shall be binding upon all parties having or acquiring any right or title in said ownership interests of any part thereof and shall be enforceable by the owner from time to time of each Property as equitable servitudes.

        4. Attorneys Fees. In the event of any dispute between any fee owner of all or any portion of one Property and any fee owner of all or any portion of the other Property arising out of or in relation to this Covenant, including without limitation any action brought by any owner of one Property to enforce this Covenant, the prevailing party shall be entitled to recover, without limitation, its attorneys fees and costs from the non-prevailing party. In the event the non-prevailing party does not reimburse the prevailing party within 20 days of demand being made for such reimbursement, such demand to be accompanied by reasonable evidence of such fees and costs, the prevailing party shall have a lien on the Property owned by the non-prevailing party to the extent of the amount unpaid by the non-prevailing party, which amount shall bear interest at 15% per annum or the highest rate of interest not prohibited by law at the time of the expiration of said 20 days, whichever is less, from the date of expiration of said 20 days until paid. Such lien may be established as provided by filing a notice claiming a lien (a "Lien Claim") in the real property records of Harris County, Texas, which Lien Claim shall include (i) a statement concerning the basis for the Lien Claim and identifying the lien claimant as a claiming party, (ii) an identification of the non-prevailing party, (iii) a description of the expenses incurred which have given rise to the Lien Claim and a statement itemizing the amount thereof, and (iv) a statement that the lien is claimed pursuant to the provisions of this paragraph. The lien represented by the Lien Claim shall attach, shall be effective and shall have a priority from the date the Lien Claim is recorded solely in the amount claimed and may be enforced or foreclosed by filing a suit to foreclose such lien under the applicable provisions of the laws of the State of Texas.

        5. Amendment. This Covenant may not be modified in any respect whatsoever, or rescinded, in whole or in part, except by written instrument executed by all fee owners of the Properties and by all mortgage lienholders having a lien on either of the Properties and recorded in the Official Records of Harris County, Texas.

        6. Governing Laws. This Covenant shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Texas.

        7. Headings. The headings of this Covenant are for purposes of reference only and shall not limit or define the meaning of the provisions of this Covenant.

        8. Priority. This Covenant shall be prior and superior in position to any deed of trust lien or other mortgage lien against either Property, but a Lien Claim will be subordinate to any deed of trust or other mortgage lien recorded prior to recording of such Lien Claim.

        IN WITNESS WHEREOF, this Covenant has been executed upon the day and year first above written.


                             "OWNER"

                             ___________________________,
                             a ___________________ corporation


                             By:___________________________________________

                             Print Name:___________________________________

                             Its:__________________________________________


                             "RIVERSTONE"

                             Riverstone Realty Advisors, L.L.C.,
                             a ____________________ limited liability company


                             By:___________________________________________

                             Print Name:___________________________________

                             Its:__________________________________________

STATE OF CALIFORNIA                      )
                                         )   ss.
COUNTY OF _________________________      )

        On February ___, 1998, before me, ____________________, personally appeared __________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.


Signature__________________________

                                   Schedule 1

                    LEGAL DESCRIPTION OF RIVERSTONE PROPERTY

                                   Schedule 2

                        LEGAL DESCRIPTION OF SCC PROPERTY

RECORDING REQUESTED                     )
BY AND WHEN RECORDED                    )
RETURN TO:                              )
                                        )
RESCH POLSTER ALPERT & BERGER LLP       )
10390 Santa Monica Blvd.                )
Fourth Floor                            )
Los Angeles, CA 90025                   )
Attn: Nicolas Ramniceanu, Esq.          )
--------------------------------------------------------------------------------


                        EXCLUSIVE ATHLETIC CLUB COVENANT

        THIS EXCLUSIVE ATHLETIC CLUB COVENANT (the "Covenant") is made as of the ____ day of _____________, 1998, by RIVERSTONE REALTY ADVISORS, L.L.C., a
______________ limited liability company ("Riverstone").


                                    RECITALS


        A. Riverstone is the fee owner of that certain real property located in the City of Houston, Harris County, State of Texas, more particularly described in Schedule 1 attached hereto and made a part hereof (the "Burdened Property") containing approximately 7 acres.

        B. Riverstone and The Sports Club Company, Inc., a Delaware corporation ("SCC") entered into that certain Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated as of February 3, 1998 ("Agreement"), whereby Riverstone agreed to sell to SCC, and SCC agreed to purchase, from Riverstone real property located adjacent to the Burdened Property, more particularly described in Schedule 2 attached hereto and made a part hereof (the "Benefited Property") containing approximately 3.5 acres.

        C. The Agreement provides in part that Riverstone and any successor of Riverstone, shall not construct, operate or allow to be operated on the Burdened Property any one or more common area "tenant amenity type" or commercial health clubs, athletic clubs, commercial gyms or other fitness facilities (including, without limitation, any aerobic studio, cardiovascular area or indoor basketball or volleyball court or courts) containing, in the aggregate, more than 1,500 square feet of total floor area under any one or more roofs.

        D. The recordation of this Covenant is intended to impose restrictions on the operations of the Burdened Property for the benefit of the Benefitted Property.

        NOW, THEREFORE, Riverstone hereby covenants, agrees and declares that all of its interests as the same may from time to time appear in the Burdened Property shall be held and conveyed subject to the following covenants, conditions and restrictions which are hereby declared to be for the benefit of the Benefited Property and may be enforced by the owner of the Benefitted Property (or any successor owner).

        1. Restrictions. There shall not be constructed, operated or allowed to be operated on the Burdened Property, or any portion thereof, any one or more common area "tenant amenity type" fitness facilities, commercial health clubs, commercial athletic clubs, commercial gyms or any other type of noncommercial or commercial fitness facilities (including, without limitation, any aerobic studio, cardiovascular area or indoor basketball or indoor volleyball court or courts) (collectively, "Facilities") containing, in the aggregate, more than 1,500 square feet of total floor area under any one or more roofs. Thus, for example and without limitation, an apartment building located on the Burdened Property shall be permitted to have a 1000 square foot "tenant amenity type" workout area under roof only if such Facility, when added to the square footage of all other Facilities under roof on the Burdened Property, does not cause there to be Facilities containing, in the aggregate, in excess of 1,500 square feet under roof on the Burdened Property.

        2. Term. This Covenant shall remain in full force and effect until December 31, 2040.

        3. Running with the Land. The covenants, conditions and restrictions contained herein shall run with the ownership interests of the Burdened Property, shall be binding upon all parties having or acquiring any right or title in said ownership interests of any part thereof and shall be enforceable by the owner, from time to time, of the Benefitted Property as equitable servitudes.

        4. Attorneys Fees. In the event of any dispute between any fee owner of all or any portion of the Benefited Property and any fee owner of all or any portion of the Burdened Property arising out of or in relation to this Covenant, including without limitation any action brought by any owner of the Benefitted Property to enforce this Covenant, the prevailing party shall be entitled to recover, without limitation, its attorneys fees and costs from the non-prevailing party. In the event the non-prevailing party does not reimburse the prevailing party within 20 days of demand being made for such reimbursement, such demand to be accompanied by reasonable evidence of such fees and costs, the prevailing party shall have a lien on the Benefitted Property or Burdened Property, as applicable, owned by the non-prevailing party to the extent of the amount unpaid by the non-prevailing party, which amount shall bear interest at 15% per annum or the highest rate of interest not prohibited by law at the time of the expiration of said 20 days, whichever is less, from the date of expiration of said 20 days until paid. Such lien may be established as provided by filing a notice claiming a lien (a "Lien Claim") in the real property records of Harris County, Texas, which Lien Claim shall include (i) a statement concerning the basis for the Lien Claim and identifying the lien claimant as a claiming party, (ii) an identification of the non-prevailing party, (iii) a description of the expenses incurred which have given rise to the Lien Claim and a statement itemizing the amount thereof, and (iv) a statement that the lien is claimed pursuant to the provisions of this paragraph. The lien represented by the Lien

Claim shall attach, shall be effective and shall have a priority from the date the Lien Claim is recorded solely in the amount claimed and may be enforced or foreclosed by filing a suit to foreclose such lien under the applicable provisions of the laws of the State of Texas.

        5. Amendment. This Covenant may not be modified in any respect whatsoever, or rescinded, in whole or in part, except by written instrument executed by all fee owners of the Burdened Property and the Benefited Property and by all mortgage lienholders having a lien on either of the Burdened Property or the Benefitted Property and recorded in the Official Records of Harris County, Texas.

        6. Governing Laws. This Covenant shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Texas.

        7. Headings. The headings of this Covenant are for purposes of reference only and shall not limit or define the meaning of the provisions of this Covenant.

        8. Priority. This Covenant shall be prior and superior in position to any deed of trust lien or other lien or claim against the Burdened Property, but a Lien Claim shall be subordinate to any deed of trust or other mortgage lien recorded prior to recording of such Lien Claim.

        IN WITNESS WHEREOF, this Covenant has been executed upon the day and year first above written.



                             RIVERSTONE REALTY ADVISORS, L.L.C.,
                             a ____________________ limited liability company


                             By:___________________________________________

                             Print Name:___________________________________

                             Its:__________________________________________

STATE OF CALIFORNIA                      )
                                         )   ss.
COUNTY OF                                )

        On February ___, 1998, before me, ____________________, personally appeared __________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.


Signature_________________________

                                   Schedule 1

                     LEGAL DESCRIPTION OF BURDENED PROPERTY

                                   Schedule 2

                     LEGAL DESCRIPTION OF BENEFITED PROPERTY

                ADDENDUM TO STANDARD OFFER, AGREEMENT AND ESCROW
        INSTRUCTIONS FOR PURCHASE OF REAL ESTATE DATED FEBRUARY 3, 1998, BETWEEN THE SPORTS CLUB COMPANY, INC., AS BUYER, AND RIVERSTONE REALTY
    ADVISORS, L.L.C., AS SELLER, FOR THE PROPERTY LOCATED AT INTERSTATE 610,
                   ROUTE 59 AND MC QUE STREET, HOUSTON, TEXAS


This addendum ("Addendum") modifies, amends and supplements the offer referenced above (the "Offer"). The Offer and this Addendum are collectively referred herein as the "Agreement". Capitalized terms not defined herein shall have the same meaning as set forth in the Offer. In the event of any inconsistency between the terms of the Offer and this Addendum, the terms of this Addendum shall prevail.

28. Paragraph 1.1 of the Offer is hereby amended to make The Sports Club Company, Inc., a Delaware corporation, the "Buyer".

29. Paragraph 2.1 of the Offer is hereby amended (a) to provide that the parties shall agree upon the legal description of the Property on or before the expiration of the Due Diligence Period (as defined below) based upon the Survey and (b) to exclude from the items being purchased by Buyer those described in
Schedule II attached hereto and incorporated herein by this reference. If the legal description of the Property is not agreed upon on or before the expiration of the Due Diligence Period, then it shall be agreed upon as soon thereafter as reasonably possible, as a condition precedent to Closing.

30. Paragraph 3.1 of the Offer is hereby amended to provide that the Purchase Price shall be an amount equal to the sum of (a) the product of $20 multiplied by the number of gross square feet contained in the Property, as evidenced by the ALTA and agreed upon during the Due Diligence Period ("Square Feet"), plus
(b) the Carrying Costs. If the gross square feet contained in the Property is not agreed upon on or before the expiration of the Due Diligence Period, then it shall be agreed upon as soon thereafter as reasonably possible, as a condition precedent to Closing. "Carrying Costs" equal the sum of Interest Cost plus Other Costs, which terms are themselves defined as follows:

        "Interest Cost" = (Land Cost x Interest Rate / 365) x Holding Period.

        "Land Cost" = Square Feet x Per Square Foot Cost.

        "Per Square Foot Cost" = The lesser of $17 or the actual gross price per square foot (as determined based upon the Square Feet) paid by Seller for the Property to the party who sold the Property to Seller, exclusive of any pro ration adjustments, brokerage commissions, costs of financing, professional fees, closing costs, due diligence costs, etc.

        "Interest Rate" = The lesser of 8% or the stated interest rate set forth in the promissory note, the proceeds of which Seller used, in whole or in part, to purchase the Property.

        "Holding Period" = The number of days from the expiration of the Due Diligence Period through Closing. (Thus, for example, if the Due Diligence Period expired on February 20, 1998 and Closing occurred on June 24, 1998, then the Holding Period would be 124.)

        "Other Costs" = Origination Fee + $5,000.

        "Origination Fee" = Land Cost times the lesser of 1.5% or the percentage used to calculate the loan origination fee actually paid by Seller for the loan, the proceeds of which Seller used, in whole or in part, to purchase the Property.

31. Paragraphs 4.1 and 4.2 of the Offer are hereby amended to provide that Buyer shall deposit with Texas Title Company (a) $100,000 of the Deposit upon full execution of this Agreement by the parties and (b) the remaining $150,000 of the Deposit on or before Wednesday, March 4, 1998.

32. In paragraph 4.3 of the Offer, the reference to a "state chartered bank" is hereby deleted; the reference to the "Brokers" is hereby deleted; and it is hereby agreed that the interest shall accrue to the benefit of the party entitled thereto, rather than to the benefit "of Buyer".

33. Any reference to counter offers contained in paragraph 8.1 of the Offer or otherwise in the Offer are hereby deleted.

34. Any reference to a "grant deed" in paragraph 8.3 of the Offer or otherwise in the Offer is hereby replaced with a reference to a "special warranty deed".

35. All time periods for the satisfaction of various contingencies set forth in paragraph 9 of the Offer are hereby amended as set forth in paragraph 58 of the Agreement.

36. Paragraph 9.1(a) of the Offer is hereby deleted in its entirety.

37. Paragraph 9.1(b) of the Offer is hereby deleted in its entirety.

38. Only a material adverse change in the physical condition of the Property occurring after Tuesday, February 17, 1998 shall constitute a "Material Change" under paragraph 9.1(m) of the Offer.

39. The last sentence of paragraph 9.1(p) of the Offer is hereby deleted in its entirety.

40. [Intentionally omitted]

41. Paragraph 9.3 of the Offer is hereby deleted in its entirety.

42. Paragraph 9.4 of the Offer is hereby deleted in its entirety.

43. Paragraph 10.2(a) of the Offer is hereby amended to refer to a "special warranty deed".

44. The representations and warranties of Seller made in paragraph 12 of the Offer and anywhere else in the Agreement shall survive for two years from and after the date of Closing.

45. Each reference to Seller's knowledge in paragraphs 12.1(c), 12.1(d), 12.1(f), 12.1(g), 12.1(h), 12.1(i) and 12.1(j) of the Offer is hereby amended to refer instead to "actual knowledge" "actually known", or words of similar import, as applicable. In addition, such actual knowledge shall only refer to the actual knowledge of either Peter Appel or James Wiest.

46. The representation and warranty of Seller contained in paragraph 12.1(c) of the Offer is hereby amended to refer only to the existence or prior existence on the Property of any Hazardous Substance in violation of any applicable laws, rules or regulations or any below ground storage tank.

47. The representation and warranty of Seller contained in paragraph 12.1(g) of the Offer is hereby amended, in its entirety, as follows: "There are no unsatisfied mechanic's or materialman's lien rights concerning the Property arising out of any act or omission by Seller. To Seller's actual knowledge, there are no unsatisfied mechanic's or materialman's lien rights concerning the Property arising out of any act or omission of anyone other than Seller."

48. The representation and warranty of Seller contained in paragraph 12.1(h) of the Offer is hereby amended to refer to any such action, suit or proceeding that would "materially adversely" affect the Property or the right to occupy or utilize same.

49. New paragraph 12.1(l) is hereby added to the Offer as follows: "(l) Month to month tenancy. At Closing, no one shall have a right to occupy all or any part of the Property, except, if at all, Quality Christmas Tree Co., Inc., a Texas corporation ("Tenant"), and then only as a month-to-month tenant. Seller shall take no action regarding Tenant's occupancy of the Property without Buyer's prior written consent and shall, if requested by Buyer at any time after expiration of the Due Diligence Period, initiate and prosecute to completion, at Seller's cost, the termination of Tenant's month-to-month tenancy and the eviction of Tenant.

50. Paragraph 18.1 of the Offer is hereby deleted in its entirety.

51. Paragraph 18.2 of the Offer is hereby deleted, in its entirety, and replaced with the following: "Upon the Closing, Broker(s) is/are authorized to publicize the facts of this transaction, except for the sales price."

52. Paragraph 19 of the Offer is hereby amended to provide that a confirming copy of any notice given by telecopier shall also be sent by other approved means as soon as reasonably practicable hereafter.

53. Paragraph 21.1 of the Offer is hereby amended and restated to read, in its entirety, as follows: THE PARTIES AGREE THAT THEY HAVE NEGOTIATED WITH REGARD TO THE DETERMINATION OF DAMAGES AND HAVE CONCLUDED THAT, IF CLOSING FAILS TO OCCUR, THEN THE MAXIMUM AMOUNT OF ACTUAL DAMAGES, IF ANY, FOR WHICH BUYER SHALL BE LIABLE SHALL NOT EXCEED AN AMOUNT EQUAL TO THE PURCHASE PRICE; IT BEING AGREED THAT, UNDER NO CIRCUMSTANCES, SHALL BUYER BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY ARE IN EQUAL BARGAINING POSITIONS, ARE SOPHISTICATED IN BUSINESS MATTERS AND WERE REPRESENTED BY COUNSEL AT ALL TIMES DURING THE NEGOTIATION OF THIS PROVISION.

              MSS                                  PA
          -----------                          -----------
             Buyer's                             Seller's
            Initials                             Initials

54. Subject to paragraph 52, if Buyer or Seller breaches the Agreement, then the non-breaching party shall be entitled to any and all rights and remedies, whether pursuant to the Agreement, at law or in equity, including, without limitation, the right to pursue specific enforcement of this Agreement.

55. Paragraph 22 of the Offer is hereby deleted in its entirety.

56. Paragraph 26.1 of the Offer is hereby deleted, in its entirety, and replaced with the following: "The Parties and Broker(s) agree that their relationship(s) shall be governed by applicable Texas law, as summarized in the following paragraph 26.2. In the event of any inconsistency between paragraph 26.2 and Texas law, Texas law shall govern."

57. Paragraph 27 of the Offer is hereby amended to refer to the paragraphs of this Addendum.

58. Paragraph 28.2 of the Offer is hereby deleted, in its entirety, and replaced with the following: "Seller acknowledges that Broker(s) has/have been retained to locate a Buyer and is/are the procuring cause of the purchase and sale of the Property set forth in this Agreement. In consideration of real estate brokerage service rendered by Broker(s), Seller agrees to pay Broker(s) a real estate brokerage fee in a sum equal to 4% (1/2 to Riverstone, and 1/2 to Weatherby) of the purchase price if and only if the sale to Buyer is closed and consummated."

59. The "Due Diligence Period" shall expire upon full execution of this Agreement by the parties. Such full execution shall evidence that Buyer has approved, in its sole discretion, all contingencies concerning the Property, including, without limitation, those contingencies specified in paragraph 9 of the Offer but excluding and without waiving any matter expressly stated in this Agreement to be satisfied prior to Closing as a condition to Buyer's obligations hereunder, and the provisions of this paragraph shall supersede the time periods and termination rights in paragraph 9 of the Offer. Buyer acknowledges that it has received from Seller, or itself had previously provided to Seller, those Seller Documents described in Schedule III attached hereto and incorporated herein by this reference.

60. Prior to the execution of this Agreement, Seller shall have delivered to Buyer, at Seller's expense, copies of any and all documents actually known to Seller and in Seller's possession (or available to Seller at no expense to Seller if not in Seller's possession but still known to Seller) which materially affect the Property (collectively, the "Seller Documents"). The Seller Documents shall include but not be limited to:

        a. All agreements affecting the Property which will remain in effect subsequent to Closing.

        b. All substantive written communications and notices with governing agencies, public utilities or other public bodies received or sent to, by or on behalf of Seller.

        c. All permits, licenses, certificates of occupancy and any other zoning documents affecting the Property.

        d. The PTR and all Underlying Documents.

        e. [Intentionally omitted]

        f. Any reports on the Property regarding soils, ground water, survey, engineering, physical improvement or other studies relating to the Property.

        g. The lease with Tenant.

Seller shall not, however, be required to deliver to Buyer any Seller Document that Seller received, initially, from Buyer.

61. Seller makes the following representations and warranties to Buyer, which shall be true as of Closing and shall survive Closing:

        a. Seller has provided Buyer true, correct and complete copies of all Seller Documents referenced in Schedule III, and Seller is not required to provide to Buyer, prior to the execution of this Agreement, any Seller Document not referenced in Schedule III.

        b. To the actual knowledge of Peter Appel and James Weist, there are no liens, encumbrances, bonds, assessments, leases or tenancies affecting the Property that shall survive Closing, except those disclosed on Schedule IV.

62. Seller shall indemnify, defend and hold Buyer harmless from and against any and all cost, expense, liability, damage or demand associated with the Property occurring for the first time prior to Closing or the breach of any representation or warranty made by Seller to Buyer.

63. Buyer shall indemnify, defend and hold Seller harmless from and against any and all cost, expense, liability, damage or demand associated with the Property occurring for the first time after Closing or the breach of any representation or warranty made by Buyer to Seller.

64. Buyer's and Seller's respective rights, duties and obligations under this Agreement are subject to Seller's acquisition of the Property. If Seller has not acquired the Property on or before the Expected Closing Date, then this Agreement shall automatically terminate; the Deposit shall be delivered to Buyer; and neither party shall have any further liability to the other hereunder.

65. Buyer shall be entitled to a credit, through Escrow at Closing, against the Purchase Price in an aggregate amount up to $25,000 for Buyer's third party professional costs relating to an earlier transaction involving the Property, upon providing Seller with actual invoices from unrelated third parties for such costs.

66. Buyer shall reimburse Seller for Seller's third party professional costs relating to the Property, in an aggregate amount not to exceed $20,000, upon Seller providing Buyer with actual invoices from unrelated third parties for such costs. Such costs shall include, without limitation, the costs of a soils report, the Survey, additional environmental due diligence and any insurance for environmental liabilities under which Buyer would be an insured.

67. Buyer and Seller have each already reviewed and approved the proposed site plan and northern property boundary line for the Property, a reduced copy of which is attached hereto as "Exhibit A" (the "Approved Site Plan"), and have jointly submitted the same to the appropriate governmental authorities for the City of Houston, Texas and/or Harris County, Texas. Seller will instruct its architect, The Steinberg Collaborative, AIA, ("Steinberg"), to invoice Buyer directly for, and Buyer will pay directly to Steinberg, the cost of Steinberg having adapted the footprint for Buyer's proposed development at the Property to the Approved Site Plan in order to make such submission. If Steinberg nonetheless invoices Seller, then Buyer will pay or reimburse Seller for same.

68. Buyer may cause Closing to occur at any time prior to the Expected Closing Date, but after the expiration of the Due Diligence Period, upon not less than 10 business days prior written notice to Seller; provided, however, that Buyer shall have no right to any rental income from the Tenant for any period through and including May 31, 1998 even if Closing shall occur prior to May 31, 1998.

69. Prior to conveyance of the Property by Seller to Buyer, Seller agrees, at its sole cost and expense, to subdivide the Development into two "Reserve tracts" as defined in Section 42-62 of the Code of Ordinances of the City of Houston (the "City"), one of which Reserve tracts shall consist of the Property and the other of which shall consist of the Burdened Property pursuant to a subdivision plat (the "Subdivision Plat") to be prepared in accordance with all applicable laws, ordinances and requirements of the City, Harris County, and any other governmental authorities (collectively, "Governmental Authorities") having jurisdiction over the Property. Seller shall submit a copy of the Subdivision Plat to Buyer for Buyer's review and approval prior to submitting the Subdivision Plat for approval by any applicable Governmental Authorities; it being agreed that the Subdivision Plat shall be prepared in accordance with the Approved Site Plan. Buyer shall promptly review the

Subdivision Plat and notify Seller of its approval or disapproval thereof, and any disapproval shall specify the matter or matters deemed objectionable by Buyer with respect to the Reserve tract constituting the Property and the revisions required to make such matters acceptable to Buyer. Upon approval of the Subdivision Plat by Buyer, Seller shall obtain the approval of the Subdivision Plat by all applicable Governmental Authorities. If any revisions are required or if any additional conditions are imposed by applicable Governmental Authorities for approval of the Subdivision Plat, Buyer shall have the right to review and approve, in Buyer's reasonable discretion, all of the same that may have a material adverse affect upon Buyer's anticipated development of the Property (including, without limitation, the anticipated cost and timing of such development). As a condition to Buyer's obligation to close, all approvals (including Buyer's as provided above) necessary for recordation of the Subdivision Plat shall have been obtained, including the final approval by the applicable Governmental Authorities for such recordation, such that the only condition remaining for the effectiveness of the Subdivision Plat shall be the recordation thereof. Seller shall pay all costs, expenses and fees in connection with the processing, approval, filing and subsequent recordation of the Subdivision Plat in the appropriate records of real property of Harris County, Texas. In no event shall Seller be required to cause the Subdivision Plat to be filed or become effective prior to the Closing.

70. Attached hereto as Exhibit B and incorporated herein by this reference is the form of a mutually agreed upon and approved restrictive covenant (the "Restrictive Covenant") to prohibit the construction, operation or existence, at any time, upon the property located immediately to the north of the Property and consisting of approximately 7.0 acres (the "Burdened Property"), or any portion thereof, any one or more common area "tenant amenity type" fitness facilities, commercial health clubs, commercial athletic clubs, commercial gyms or any other type of noncommercial or commercial fitness facilities (including, without limitation, any aerobic studio, cardiovascular area or indoor basketball or indoor volleyball court or courts) (collectively, "Facilities") containing, in the aggregate, more than 1,500 square feet of total floor area under any one or more roofs. (Thus, for example and without limitation, an apartment building located on the Burdened Property shall be permitted to have a 1000 square foot "tenant amenity type" workout area under roof only if such Facility, when added to the square footage of all other Facilities under roof on the Burdened Property, does not cause there to be Facilities containing, in the aggregate, in excess of 1,500 square feet under roof on the Burdened Property.) The legal description of the Burdened Property shall be agreed upon prior to the expiration of the Due Diligence Period. At and as a condition to Closing, Seller covenants to execute, acknowledge and record, through Escrow, the Restrictive Covenant, the Sign Easement (as defined below) and the Landscaping Agreement (as defined below) against the Burdened Property so that the Restrictive Covenant, the Sign Easement and the Landscaping Agreement shall each be prior in right to, and superior to, the lien of any mortgage or deed of trust encumbering the Burdened Property at Closing.

71. Attached hereto as Exhibit C and incorporate herein by this reference is the form of a mutually agreed upon and approved restrictive covenant (the "Other Restrictive Covenant") to prohibit the construction, operation or existence, at any time, upon the Property and the Burdened Property, or any portion of either or both thereof, of any one or more of the uses expressly described therein. At and as a condition to Closing, Buyer and

Seller each covenants to execute, acknowledge and record, through Escrow, the Other Restrictive Covenant and the Landscaping Agreement against the Property and the Burdened Property so that the Other Restrictive Covenant and the Landscaping Agreement shall each be prior in right to, and superior to, the lien of any mortgage or deed of trust encumbering the Property and the Burdened Property at Closing.

72. Ad valorem and similar taxes and assessments relating to the Property for the tax year in which the Closing occurs shall be prorated between Seller and Buyer as of March 1, 1998 (or the date on which Seller acquires title to the Property, if earlier) in accordance with the following provisions:

               (i) If the amount of the actual taxes for the tax year in which the Closing occurs is available, the proration of such taxes shall be on the basis of such actual amounts.

               (ii) If the amount of the actual taxes for the tax year in which the Closing occurs is not available, the proration shall be on the basis of the rate for the preceding calendar year applied to the latest assessed valuation (or other basis of valuation).

               (iii) If the Property has not been separately assessed for the tax year in which the Closing occurs, the proration shall be on the basis of the actual or estimated amount of the taxes, as applicable, times a fraction, the numerator of which is the number of acres in the Property and the denominator of which is the number of acres in the larger tract of land with which the Property is assessed for tax purposes.

        With respect to all taxes assessed against the Property, if such taxes are prorated on the basis of estimated amounts, as soon as the amount of such taxes on the Property for the tax year in which the Closing occurs is assessed, Seller and Buyer shall readjust the amount of taxes to be paid by each party, with the result that Seller shall pay for those taxes attributable to the period of time prior to the Closing Date and Buyer shall pay for those taxes attributable to the period of time commencing with the Closing Date. Subject to such readjustment agreement, Buyer shall assume at Closing the payment of ad valorem taxes for the year in which the Closing occurs. Seller represents and warrants to Buyer that the taxes assessed against the larger property from which the Property is to be split (the "Development") have not been determined by any special appraisal method that allows for appraisal of the land comprising the Development at less than its market value. Seller shall be liable for any additional ad valorem taxes and interest and/or penalties that become due for periods prior to the Closing because of the transfer of the land comprising the Development or a subsequent change in the use thereof as contemplated by the Approved Site Plan.

        Seller agrees to cause the Property to be separate from the Development on the tax roles as soon as possible after the Closing. Seller agrees to pay or cause to be paid prior to delinquency the portion of the ad valorem taxes and assessments allocable to the portion of the Development (the "Remaining Development") remaining after the Property has been split from the Development (the "Taxes Allocable to the Remainder") for each year in which the Property is assessed with the Remaining Development. In the event the Taxes

Allocable to the Remainder are not paid prior to delinquency and if as a result thereof, the lien for taxes and assessments securing the Taxes Allocable to the Remainder remains against the Property and is not fully discharged, Buyer shall have the right to pay the same and receive reimbursement therefore from Seller upon demand. In the event Seller does not reimburse Buyer as herein provided, Buyer shall have a lien on the Remaining Development to the extent of the amount unpaid by Seller, its successors or assigns in ownership of all or any part thereof (each, a "Defaulting Owner"), which amount shall bear interest at fifteen percent (15%) per annum or the highest rate of interest not prohibited by law at the time of the expiration of said twenty (20) days, whichever is less, from the date of expiration of said twenty (20) days until paid. Such lien may be established as provided by filing a notice claiming a lien (a "Lien Claim") in the real property records of Harris County, Texas, which Lien Claim shall include (i) a statement concerning the basis for the Lien Claim and identifying the lien claimant as a curing party, (ii) an identification of the Defaulting Owner, (iii) a description of the expenses incurred which has given rise to the Lien claim and a statement itemizing the amount thereof, and (iv) a statement that the lien is claimed pursuant to the provisions of this Section. The lien represented by the Lien Claim shall attach and be effective from the date the Lien Claim is recorded solely in the amount claimed and may be enforced or foreclosed by filing a suit to foreclose such lien under the applicable provisions of the laws of the State of Texas. If the Defaulting Owner against whom a Lien Claim is filed posts either (x) a bond executed by an approved corporate surety or (y) an irrevocable letter of credit executed by a national banking association, which bond or letter of credit (1) names Buyer as the principal and payee and is in form satisfactory to Buyer, (2) is in the amount of 1.5 times the claim made in the Lien Claim and (3) unconditionally provides that it may be drawn upon by Buyer in the event of a final judgment entered by a court of competent jurisdiction in favor of Buyer, then Buyer shall immediately record a notice extinguishing the lien and releasing the Lien Claim of record or take such action as may be reasonably required by a title insurance company requested to furnish a policy of title insurance on such Parcel deleting the lien and the Lien Claim as an exception thereto. The Defaulting Owner shall post the bond or letter of credit by delivering the same to Buyer. All costs and expenses to obtain the bond or letter of credit, and all costs and expenses incurred by Buyer required to extinguish the lien and release the Lien Claim hereunder, shall be borne by the Defaulting Owner. The representations, warranties, covenants and obligations of the parties contained in this paragraph shall survive the Closing. At any time before or after Closing, Seller agrees to execute a memorandum evidencing the existence of the terms and provisions of this agreement relative to payment of the Taxes Allocable to the Remainder and the right of Buyer to record Lien Claims against the Remaining Development to be recorded in the real property records of Harris County, Texas, at or following Closing, to provide notice to all parties acquiring an interest in the Remaining Development.

73. The special warranty deed to be delivered by Seller to Buyer pursuant to
Section 10.2(a) of the Offer shall contain covenants of special warranty and be subject only to those matters contained in Schedule IV and the Survey approved or deemed approved by Buyer pursuant to the Offer.

74. Pursuant to paragraphs 9.1(f) and 10.1 of the Offer, Seller shall cause, as a condition to Closing, a current Texas form of owner's title policy (the "Title Policy") in the amount of the Purchase Price promulgated by the Texas State Board of Insurance, with the survey exception deleted, to be issued, at Seller's expense, to Buyer at Closing for the Property that, among other things, shall reflect that the Property is benefitted by the Restrictive Covenant, and that the Restrictive Covenant has the priority described in paragraph 69. Attached hereto and incorporated herein by this reference as Schedule IV is Schedule B from a title commitment for the Property and the Burdened Property with certain changes marked thereon by hand. As a condition to Closing, the Title Policy shall be issued so as to comply with such Schedule B and its hand-marked changes.

75. [Intentionally omitted]

76. It shall be a condition precedent to Buyer's obligation to close that Seller deliver, and Seller covenants to deliver, to Buyer proof, reasonably satisfactory to Buyer, that the lease, dated September 1, 1987, between the estate of Gilbert S. Jackson, as landlord, and The Stewart Corporation, as tenant, as the same may have been amended and covering, in part, the Property, has been terminated effective on or before the date of Closing.

77. It shall be a condition precedent to Buyer's obligation to close that Seller deliver, and Seller covenants to deliver, to Buyer, on or before Closing, either an estoppel certificate for Tenant's lease, reasonably satisfactory to Buyer (evidencing, without limitation, that such lease is a month-to-month tenancy or such other term as Buyer has approved in writing) or proof, reasonably satisfactory to Buyer, that such lease has terminated.

78. Upon prior written notice to the other party, either party may assign its rights, duties and obligations hereunder to an affiliate that assumes, in writing, such rights, duties and obligations. Buyer shall not be relieved of any liability hereunder upon any permitted assignment and assumption, but shall continue to be liable, jointly and severally with any such assignee, from and after any such permitted assignment.

79. a. Buyer shall keep confidential the results of any tests and inspections made by Buyer, and shall not disclose said results to any third parties. WHETHER OR NOT THE TRANSACTION DESCRIBED IN THIS AGREEMENT SHALL CLOSE, BUYER AGREES TO INDEMNIFY AND HOLD SELLER HARMLESS FROM ALL CLAIMS, LIABILITIES, DAMAGES AND CAUSES OF ACTION ARISING OUT OF THE FEASIBILITY STUDY PERFORMED BY BUYER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS AND/OR EMPLOYEES, INCLUDING IF DUE TO THE NEGLIGENCE OF SELLER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS AND/OR EMPLOYEES. Buyer further waives and releases any claims, demands, damages, causes of action or other remedies of any kind whatsoever against Seller for property damages or bodily and/or personal injuries to Buyer, its agents, independent contractors, servants and/or employees arising out of the feasibility study

        b. Notwithstanding any other provision of this Agreement, at least three
(3) business days prior to performing any investigation or study of the Property which will involve the intrusive or destructive sampling or analysis of any portion of the Property, including, without limitation, any soil, water or ground water on or under the Property

("Phase II Investigation"), Buyer shall provide to Seller a detailed written description of the work to be performed during the Phase II Investigation. During the three (3) business day period after receipt of Buyer's description, Seller shall have the right to object to any portion of the proposed Phase II Investigation, and Buyer shall refrain from performing any such portion which Seller decides in its sole discretion may represent an unreasonable risk of injury or damage to persons or property on or near the Property. Seller or its representatives shall have the right, but not the obligation, to observe any and all activities of Buyer or its representative during the performance of Phase II Investigation activities. Seller shall have the right but not the obligation, to obtain half of any samples which Buyer may obtain during the Phase II Investigation.

80. a. EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THIS AGREEMENT, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON, AND THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS THEREON OR COMPLIANCE WITH ALL APPLICABLE LAWS, RULES OR REGULATIONS; (ii) EXCEPT FOR ANY WARRANTIES CONTAINED IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER AT THE CLOSING, THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHERWISE; AND (iii) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL OR OTHER BODY. BUYER ACKNOWLEDGES THAT IT WILL INSPECT THE PROPERTY AND, EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THIS AGREEMENT, BUYER WILL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (x) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; AND (y) DOES NOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS," "WHERE IS" BASIS AND WITH ALL FAULTS, AND BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, TENANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY.

        b. Except as otherwise specifically stated in this Agreement and the Special Warranty Deed to be delivered at Closing, Buyer agrees that Seller shall not be responsible or liable to Buyer for any defects or other conditions affecting the Property, as Buyer is purchasing the Property AS IS, WHERE IS, and WITH ALL FAULTS, and subject to the rights of parties in possession of the Property, if any. Except as otherwise specifically stated in this Agreement and the Special Warranty Deed to be delivered at Closing, Buyer or anyone claiming by, through or under Buyer, hereby fully releases Seller, its employees, officers, directors, representatives and agents from any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any defects or other conditions affecting the Property. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. This covenant releasing Seller shall be a covenant running with the Property and shall be binding upon Buyer and Buyer's successors and assigns. Seller hereby assigns without recourse or representation of any nature to Buyer, effective upon Closing, any and all claims that Seller may have for any such defects or other conditions affecting the Property. As a material covenant and condition of this Agreement, Buyer agrees that in the event of any such cost, loss, liability, damage, expense, demand, action or cause of action due to such defects or other conditions affecting the Property, Buyer shall look solely to Seller's predecessors in title for any redress or relief. Except as otherwise specifically stated in this Agreement and the Special Warranty Deed to be delivered at Closing, upon the assignment by Seller of its claims, Buyer releases Seller of all rights, express or implied, Buyer may have against Seller arising out of or resulting from any defects or other conditions affecting the Property. Buyer further understands that some of Seller's predecessors in title may have filed petitions under the federal Bankruptcy Code and Buyer may have no remedy against such predecessors. This waiver and release of claims shall survive the Closing.

        c. Buyer will execute and deliver to Seller at Closing the Certificate attached hereto as Schedule 1.

81. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Harris County, Texas. Buyer irrevocably agrees that any legal proceedings in respect of this Agreement or the Property shall be brought in the District Courts of Harris County, Texas or in the United States District Court for the Southern District of Texas, Houston Division.

82. The parties may execute this Agreement in one or more identical counterparts, all of which when taken together will constitute one and the same instrument.

83. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or holiday observed by national banks in the State of Texas or California, the date for such determination or action shall be extended to the first business day immediately thereafter.

84. At the Closing, if the Property is situated in whole or in part within the corporate limits of the City of Houston, Texas, Seller and Buyer shall sign and acknowledge the form of notice of deed restrictions required by Houston City Ordinance #89-1312, as it may have been amended or superseded from time to time.

85. In accordance with the requirements of the Texas Real Estate License Act, Buyer is hereby advised by Broker that it should be furnished with or obtain a policy of title insurance or have the abstract covering the Property examined by any attorney of its own selection.

86. Prior to Closing and subject to applicable law, Seller shall identify a site on the northeast corner of the Burdened Property, as close as reasonably possible to the northern boundary line of the Burdened Property, on which Buyer desires to install a monument sign for the development on the Property of suitable size so as to be seen by cross traffic on Richmond Avenue. The exact location of such monument sign, its size, construction, maintenance and all other matters pertaining thereto shall be subject to the prior reasonable consent of Seller, as memorialized in an easement agreement (the "Sign Easement") to be agreed upon by Buyer and Seller, prior to Closing.

87. Prior to Closing, Buyer and Seller shall mutually agree upon a suitable design for landscaping to be installed on the McQue Avenue side of the Property and the Burdened Property. On or before Closing, Buyer and Seller shall have agreed upon the terms of an agreement, to be recorded against both the Burdened Property and the Property, at Closing, memorializing the agreement regarding such landscaping (the "Landscaping Agreement") and providing, without limitation, that each party shall be responsible for repairing, maintaining and replacing their own landscaping but permitting the other party to repair, maintain and replace such landscaping, and charge the defaulting party for such work, if the party initially responsible therefor shall have failed to do so.

88. Buyer and Seller agree that Buyer may install up to two (2) traffic lights at the intersection of McQue Avenue and Richmond Avenue. Seller shall reimburse Buyer for one-half of any and all third party costs related to the design, installation and maintenance of such traffic light(s) promptly upon being presented with proof, reasonably satisfactory to Seller, of such cost.

89. Any provision of the Agreement which requires observance, performance or enforcement, after Closing, shall survive Closing and shall continue to be binding on the parties hereto, subject to and in accordance with the other terms and conditions of this Agreement.

90. Seller agrees to allocate and assign to the Property 235 service units (which units are calculated on the basis of per day usage) of any wastewater and water capacity (collectively, "Utility Capacity") currently allocated to the Development. The Utility Capacity to be transferred by Seller to Buyer shall be transferred pursuant to an assignment executed by Seller and delivered to Buyer at Closing in a form acceptable to the City of Houston to cause the transfer thereof on the City's records. Seller agrees to execute such further documents, correspondence or other instruments as may reasonably be required by the City or other governmental authorities to evidence the transfer of such Utility Capacity, which agreement of Seller shall survive the Closing. The execution and delivery of the assignment of Utility Capacity by Seller shall be a condition to Buyer's obligation to close. Buyer shall pay for all connection charges, tap fees, capital recovery charges and impact fees to implement or preserve the Utility Capacity allocated to Buyer if and to the extent Buyer wishes to implement or preserve the same.

91. Seller acknowledges and agrees that all credits required for flood detention plus all credits for flood detention impact fees assessed by the Harris County Flood Control District for the development on the Property of a health club and related parking structure (or any other development equivalent to a health club and related parking structure for such purposes) accruing as a result of the existing impervious surfaces located on the Burdened Property and the Property shall be allocated solely to the Property. Buyer will not be responsible for any flood detention requirements, and Seller agrees to be responsible for providing any required flood detention for both the construction of a health club and related parking structure on the Property (or any other development equivalent to a health club and related parking structure for such purposes) and the Burdened Property, which agreement shall survive the Closing.

92. Seller represents and warrants that its present intent, and its intent at Closing, is either to construct apartment units on the Burdened Property or to sell the Burdened Property to a developer of apartment units. Buyer represents and warrants that its present intent, and its intent at Closing, is to construct a health club and related parking structure on the Property. The foregoing representations and warranties shall survive for two years after Closing.

93. a. As a material inducement to Buyer to enter into this Agreement, for a period of 5 years from and after the Closing neither Riverstone Realty Advisors, LLC nor any entity controlled by Riverstone Realty Advisors, LLC, nor any entity controlling Riverstone Realty Advisors, LLC, nor any entity controlled by either of Peter Appel or James Wiest (collectively, "Restricted Parties") shall have any interest, direct or indirect and whether as an owner, shareholder, partner, member, beneficiary, lender, trustee, employee, manager, consultant or otherwise, or shall engage or participate, directly or indirectly, in any manner whatsoever in any health or fitness or other similar facility located within a 6-mile radius of the Property, including without limitation in the development, financing, construction, ownership, management, marketing, or operations of any such facility and whether as an owner, shareholder, partner, member, beneficiary, lender, trustee, employee, manager, consultant or otherwise. It shall not, however, be a breach of this paragraph if any Restricted Party shall have any interest, direct or indirect and whether as an owner, shareholder, partner, member, beneficiary, lender, trustee, employee, manager, consultant or otherwise, or shall engage or participate, directly or indirectly, as aforesaid, in any health or fitness facility or other similar facility located within (i) any hotel as an ancillary service for guests of such hotel if, and only if, such facility does not sell any memberships or the right to use the facility for any period of time to the general public, or (ii) any apartment complex or condominium complex as an ancillary service for tenants or condominium owners, as applicable, of such complex if, and only if, such facility does not sell any memberships or the right to use the facility for any period of time to the general public and contains, in the aggregate, less than 1,500 square feet of total floor area under any one or more roofs.

        b. Seller recognizes and agrees that a breach by any Restricted Party of any of the covenants set forth in this paragraph could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against any Restricted Party, in addition to any other rights and remedies which are available to Buyer. If this paragraph is more restrictive than permitted by the legal requirements of any jurisdiction in which Buyer seeks enforcement hereof, then this paragraph shall be limited to the extent required to permit enforcement thereunder. In particular, the parties intend that the covenants contained in the preceding portions of this paragraph shall be construed as a series of separate covenants, one for each county and city within the radius described above. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of these separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

        c. No consideration shall be allocated to the covenants set forth in this paragraph.

AGREED AND ACCEPTED:                      AGREED AND ACCEPTED:
THE SPORTS CLUB COMPANY, INC.             RIVERSTONE REALTY ADVISORS, L.L.C.


By:__________________________________     By:___________________________________

Its:_________________________________     Its:__________________________________

94. If at any time after the Closing and prior to issuance of a Certificate of Occupancy by the City of Houston, Texas, for a health club of at least 65,000 square feet on the Property, Buyer or any other owner of the Property (the "Property Owner") desires to sell all or part of the Property to a person or entity to build or develop rental housing facilities on all or part of the Property, then the Property Owner shall give written notice thereof (the "Notice") to the Seller or any other owner of any part of the Burdened Property (the "Burdened Property Owner"), enclosing a contract for the sale of the Property executed by the Property Owner (the "Sale Agreement"). The Burdened Property Owner shall have fifteen (15) days after receipt of the Notice to notify the Property Owner in writing that it will purchase the Property on the same terms and conditions set forth in the Sale Agreement with such modifications as may be necessary to substitute for terms which the Burdened Property Owner, because of their nature, cannot meet other terms that will provide substantially the same bargain to the Property Owner. If the Burdened Property Owner elects to purchase the Property, then the Sale Agreement shall be terminated and the Burdened Property Owner and the Property Owner shall execute a sale agreement containing the terms required by this paragraph within ten (10) days after the Property Owner's receipt of the Burdened Property Owner's election to purchase the Property. If the Property Owner does not receive a written notice form the Burdened Property Owner within the said fifteen-day period, or if a sale agreement is not executed by the Burdened Property Owner within said ten-day period (other than as a result of default by the Property owner), then the Burdened Property Owner shall be deemed to have waived its right to purchase the Property in accordance with the terms of this paragraph. If the Sale Agreement is not consummated, or is modified to decrease the purchase price by more than five percent (5%), or to extend the closing date by more than thirty (30) days, then the Burdened Property Owner will again have the right to purchase the Property on the new terms, and the Property Owner must send a new Notice in accordance with the terms hereof. At Closing, a memorandum setting forth the terms of this right of first refusal shall be executed by Seller and Buyer and recorded in the Real Property Records of Harris County, Texas. Such memorandum shall require the parties thereto to release the memorandum after the right of first refusal has expired.




      MSS                                                 [SIG]
   -----------                                         ------------
 Buyer's Initials                                    Seller's Initials




                                      15-A

SCHEDULES:

Schedule I   - Certificate
Schedule II  - Items Excluded from Sale
Schedule III - Seller Documents Already Provided to or By Seller
Schedule IV  - Approved Schedule B to Title Commitment

EXHIBITS:

Exhibit A - Approved Site Plan
Exhibit B - Restrictive Covenant
Exhibit C - Other Restrictive Covenant

                                   CERTIFICATE

        The undersigned, ______________________ ("Buyer") has this day purchased from _________________________ ("Seller") that certain real property described on Exhibit A and all of Seller's right, title, claim and interest in and to any fixtures and improvements situated thereon (such real property, fixtures and improvements being herein called the "Property") under and pursuant to the terms of that certain Standard Offer Agreement and Escrow Instruction for Purchase of Real Estate dated _____________, 1998 (the "Agreement") between Buyer and Seller. The Buyer executes this Certificate to confirm and acknowledge that Buyer has purchased the Property in its AS IS, WHERE IS condition, with all faults.

        (a) EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THE AGREEMENT, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON, AND THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS THEREON OR COMPLIANCE WITH ALL APPLICABLE LAWS, RULES OR REGULATIONS; (ii) EXCEPT FOR ANY WARRANTIES CONTAINED IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER AT THE CLOSING, THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHERWISE; AND (iii) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL OR OTHER BODY. BUYER ACKNOWLEDGES THAT IT WILL INSPECT THE PROPERTY AND, EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THE AGREEMENT, BUYER WILL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (x) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; AND (y) DOES NOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS," "WHERE IS" BASIS AND WITH ALL FAULTS, AND BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED IN THE AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, TENANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY.

        (b) Except as otherwise specifically stated in this Agreement and the Special Warranty Deed to be delivered at Closing, Buyer agrees that Seller shall not be responsible or liable to Buyer for any defects or other conditions affecting the Property, as Buyer is purchasing the Property AS IS, WHERE IS, and WITH

ALL FAULTS, and subject to the rights of parties in possession of the Property, if any. Except as otherwise specifically stated in this Agreement and the Special Warranty Deed to be defined at Closing, Buyer or anyone claiming by, through or under Buyer, hereby fully releases Seller, its employees, officers, directors, representatives and agents from any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any defects or other conditions affecting the Property. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. This covenant releasing Seller shall be a covenant running with the Property and shall be binding upon Buyer and Buyer's successors and assigns. Seller hereby assigns without recourse or representation of any nature to Buyer, effective upon Closing, any and all claims that Seller may have for any such defects or other conditions affecting the Property. As a material covenant and condition of this Agreement, Buyer agrees that in the event of any such cost, loss, liability, damage, expense, demand, action or cause of action due to such defects or other conditions affecting the Property, Buyer shall look solely to Seller's predecessors in title for any redress or relief. Except as otherwise specifically stated in this Agreement and the Special Warranty Deed to be delivered at Closing, upon the assignment by Seller of its claims, Buyer releases Seller of all rights, express or implied, Buyer may have against Seller arising out of or resulting from any defects or other conditions affecting the Property. Buyer further understands that some of Seller's predecessors in title may have filed petitions under the federal Bankruptcy Code and Buyer may have no remedy against such predecessors. This waiver and release of claims shall survive the Closing.

        Executed this day of ___________________, 1998.



               [INSERT SIGNATURE BLOCKS AND NOTARY ACKNOWLEDGMENT]



Exhibit A - Description of the Property

                                   SCHEDULE II

                            ITEMS EXCLUDED FROM SALE

1.                                  The buildings.
2.                                  The metal containers.
3.                                  The light poles.
4                                   The chain link fencing.


Seller shall have removed, or caused to have been removed, the preceding items 2, 3 and 4 from the Property on or before the Closing unless Tenant's lease, with Buyer's approval, shall remain in effect after the earlier to occur of May 31, 1998 or Closing.

                                  SCHEDULE III

                            SELLER DOCUMENTS ALREADY
                            DELIVERED TO OR BY SELLER


-       Environmental Reports

        -      Subsurface Site Investigation (not dated completed January, 1998)
        -      T/GE Resources January 15, 1998 Oversight Soils Sampling Report
        - Note: Buyer previously had copies of March 12, 1994 Phase I Environmental and commissioned a 11/19/97 Phase II Environmental Site Assessment and Preliminary Geotechnical Investigation

-       Larry Milberger February 4, 1998 Engineer Report

-       1997 Tax Statements

-       Title Commitment for Title Insurance with exceptions

- All documents with respect to our filing for development plat with the City of Houston including site plan, survey, updated title commitment and development plat application

- Lease Agreement with Quality Christmas Tree Co., Inc., its January 1, 1997 amendment and its December 3, 1997 amendment

-       City of Houston November 10, 1997 Restricted Reservation Letter

-       City of Houston November 10, 1997 Water and Storm Drainage Application

- February 16, 1998 signed development plat approval notification, and the approved development plat.

- Application for Permit to Construct Access Driveway Facilities dated February 13, 1998

                                   SCHEDULE IV

                     APPROVED SCHEDULE B TO TITLE COMMITMENT

                                    Exhibit A

                              [Approved Site Plan]

                                    Exhibit B

                             [Restrictive Covenant]

                                   Exhibit C

                          [Other Restrictive Covenant]


                                       24